Exhibit 3.1

[LOGO]	Prescribed by J. Kenneth Blackwell	Expedite this Form: (Select One)
www.state.oh.us/sos	Ohio Secretary of State	☐ Yes	PO Box 1390
e-mail: busserv@sos.state.oh.us	Central Ohio: (614) 466-3910		Columbus, OH 43216
	Toll Free: 1-877-SOS-FILE (1-877-767-3453)	***Requires an additional fee of $100***

		■ No	PO Box 1028
Columbus, OH 43216

Certificate of Amendment by

Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit		(2) Domestic Non-Profit
☑ Amended	☐ Amendment	☐ Amended	☐ Amendment
(122-AMAP)	(125-AMDS)	(126-AMAN)	(128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	Ohio Legacy Corp.

Charter Number	1085665

Name of Officer	Daniel H. Plumly

Title	Secretary

☑  Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☐ A meeting of the	☑ shareholders	☐ directors (non-profit amended articles only)

☐  members was duly called and held on                    April 24, 2003

(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise     90%     as the voting power of the corporation.

☐ In a writing signed by all of the         ☐  shareholders        ☐  directors (non-profit amended articles only)

☐	members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

All of the following information must be completed if an amended box is checked.

If an amendment box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:	Ohio Legacy Corp.

SECOND:	The place in the State of Ohio where its principal office is located is in the City of:

	Wooster	Wayne
	(city, village or township)	(county)

THIRD:	The purposes of the corporation are as follows:

The purposes for which the Corporation is formed is to be a bank holding company and to engage in any other lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as now in effect or hereinafter amended.

FOURTH:	The number of shares which the corporation is authorized to have outstanding is:	5,000,000 Common Shares
	(Does not apply to box (2))	and 500,000 Serial Preferred Shares.

REQUIRED	/s/ Signature of Daniel H. Plumly	8/1/03

Must be authenticated (signed) by an authorized representative	Authorized Representative Daniel H. Plumly, Secretary	Date
(See instructions)

	Authorized Representative	Date

	Authorized Representative	Date

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

OHIO LEGACY CORP.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares of Common Stock, without par value, and Five Hundred Thousand (500,000) shares of Serial Preferred Stock, without par value.

No holder of shares of stock of any class of the Corporation shall, as such holder, have any rights to subscribe for or purchase (a) any shares of stock of any class, any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class which the Corporation may issue or sell, whether or not such shares shall be exchangeable for any shares of stock of the Corporation of any class or classes and whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation which shall be convertible into, or exchangeable for, any shares of stock of the Corporation or any class or classes, or to which shall be attached or appurtenant to any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock or any class or classes, whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

The shares of such classes shall have the following express terms:

DIVISION A

EXPRESS TERMS OF THE PREFERRED STOCK

(1) The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical with all other shares except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except, if dividends are to be cumulative, as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 and 3 of this Division, which provisions shall apply to all Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series.

b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series.

c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price.

d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.

e) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation.

f) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes of stock of the Corporation or other entity or of any other series of Preferred Stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any.

g) Any other rights, preferences or limitations of the shares of such series as may be permitted by law.

The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (g), inclusive, of this Section 1.

(2) The Preferred Stock shall be senior to the Common Stock in payment of dividends and payment in respect of liquidation or dissolution.

(3) The holders of Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as one class on all matters.

DIVISION B

EXPRESS TERMS OF THE COMMON STOCK

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof and to the terms of Article EIGHTH. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares; provided, no action of shareholders can be taken except at a meeting called for that purpose.

SIXTH: Except as otherwise provided in these Articles of Incorporation, to the extent permitted by law, the Corporation, by its Board of Directors, may deal in its own shares (including the purchase or redemption of any issued shares) and may issue options, rights or warrants, including any rights issued under a plan that prohibits the holder of a specified number or percentage of the outstanding shares from exercising rights or that requires certain directors to consent to the redemption of such rights.

SEVENTH: No holder of shares of the Corporation shall be entitled to vote cumulatively in the election of Directors of the Corporation.

EIGHTH: No person shall make a Control Share Acquisition without first obtaining the prior authorization of the Corporation’s shareholders at a special meeting of shareholders called by the Board of Directors in accordance with this Article EIGHTH.

(1) Procedure. Any Person who proposes to make a Control Share Acquisition shall deliver a notice (“Notice”) to the Corporation at its principal place of business that sets forth all of the following information:

a) The identity of the Person who is giving the Notice;

b) A statement that the Notice is given pursuant to this Article EIGHTH;

c) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

d) The range of voting power (as specified in Section (6)(b)(1) of this Article EIGHTH) under which the proposed Control Share Acquisition would, if consummated, fall;

e) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

f) Representations, supported by reasonable information, that the proposed Control Share Acquisition would be consummated if shareholder approval is obtained and, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

(2) Call of Special Meeting of Shareholders. The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of a Notice that complies with Section (l), call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such a meeting if they make a determination within ten (10) days after receipt of the Notice that (i) the Notice was not given in good faith; (ii) the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders or (iii) the proposed Control Share Acquisition could not be consummated for financial or legal reasons.

The Board of Directors may adjourn such special meeting of shareholders if prior to such meeting the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person, or a merger, consolidation or sale of assets of the Corporation, should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this Section (2), no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in deliberations regarding such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, “disinterested directors” shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have material and recurring business or professional contacts with the Corporation shall not be deemed to be “disinterested directors” for purposes of this provision. A director shall not be deemed to be other than a “disinterested director” merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

(3) Notice of Special Meeting. The Corporation shall, as promptly as practicable, give notice of the special meeting of shareholders called pursuant to Section (2) to all shareholders of record as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

(4) Requirements for Approval. The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur:

a) The shareholders of the Corporation authorize such acquisition at the special meeting of shareholders called pursuant to Section (2), at which meeting a quorum is present, by the affirmative vote of a majority of the Voting Stock represented at such meeting in person or by proxy and by a majority of the portion of such Voting Stock represented at such meeting in person or by proxy excluding the votes of Interested Shares. A quorum shall be deemed to be present at such special meeting if at least a majority of the issued and outstanding Voting Stock, and a majority of such Voting Stock excluding Interested Shares, are represented at such meeting in person or by proxy.

b) Such acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty (360) days following shareholder authorization of the Control Share Acquisition.

(5) Violations of Restriction. Any Voting Stock issued or transferred to any Person in violation of this Article EIGHTH shall hereinafter be called “Excess Shares.” In the event that any Person acquires Excess Shares, then, in addition to any other remedies which the Corporation may have at law or in equity as a result of such acquisition, the Corporation shall have the right to treat the issuance or transfer of any such Excess Shares as null and void. In the event the Corporation is not permitted to treat an issuance or transfer of Excess Shares as null and void, such Excess Shares will be treated as the equivalent of treasury shares of the Corporation and, as such, holders of Excess Shares will hold such Excess Shares as agent of the Corporation and shall have no right to exercise or receive the benefits of shareholder rights appurtenant to such Excess Shares. In such event, the Corporation may redeem any or all Excess Shares, arrange a sale to one or more purchasers who could acquire such Excess Shares without violating this Article EIGHTH, or seek other appropriate remedies. In addition, any Person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any person who holds Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article EIGHTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

(6) Definitions. As used in this Article EIGHTH:

a) “Person” includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

b)(1) “Control Share Acquisition” means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the corporation in respect of which such Person, directly or indirectly, may exercise or direct the exercise of voting power as provided in this paragraph, would entitle such Person, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

(i) One-fifth or more but less than one-third of such voting power;

(ii) One-third or more but less than a majority of such voting power; or

(iii) A majority of such voting power.

A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article EIGHTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes at a special meeting of shareholders called pursuant to Section (2) of this Article EIGHTH without further instruction from others. For purposes of this Article EIGHTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

b)(2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purposes of this Article EIGHTH if the acquisition is consummated in any of the following circumstances:

(i) By underwriters in good faith and not for the purpose of circumventing this Article EIGHTH in connection with any offering to the public of securities of the Corporation;

(ii) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article EIGHTH;

(iii) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article EIGHTH;

(iv) Pursuant to a merger, consolidation, combination or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Article SEVENTH of these Articles of Incorporation and Sections 1701.78, 1701.79 or 1701.83 and Chapter 1704. of the Ohio Revised Code if the Corporation is a party to the agreement of merger, consolidation or acquisition, as the case may be; or

(v) Under such circumstances that the acquisition does not result in the Person acquiring shares of the Corporation being entitled, immediately thereafter and for the first time, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within the range of one-fifth or more but less than one-third of such voting power, or within any of the ranges of voting power specified in Section (6)(b)( l)(i), (ii) or (iii) which is higher than the range of voting power applicable to such Person immediately prior to such acquisition.

The acquisition by any Person of shares of the Corporation in a manner described under this Section (6)(b)(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article EIGHTH within the range of voting power specified in Section (6)(b)(l)(i), (ii) or (iii) that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section (6)(b)(l)(i), (ii) or (iii), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article EIGHTH in connection with such transferor’s acquisition of shares of the Corporation.

b)(3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article EIGHTH from any Person whose Control Share Acquisition had previously been authorized by shareholders in compliance with this Article EIGHTH, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for Section (6)(b)(2), does not constitute a Control Share Acquisition for the purpose of this Article EIGHTH unless such acquisition entitles any Person, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article EIGHTH, or deemed to be so authorized under Section (6)(b)(2).

c) “Interested Shares” means Voting Stock with respect to which any of the following persons may exercise or direct the exercise of the voting power:

(1) any Person whose Notice prompted the calling of a special meeting of shareholders pursuant to Section (2);

(2) any officer of the Corporation elected or appointed by the directors of the Corporation;

(3) any employee of the Corporation who is also a director of the Corporation;

(4) any person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Corporation or any proposed merger, consolidation, or other transaction that would result in a change in control of the Corporation or a transfer of all or substantially all of its assets, and ending on the record date established by the directors pursuant to this Article EIGHTH, if either of the following applies:

(i)	The aggregate consideration paid or given by the person who acquired the shares, and any other persons acting in concert with the person, for all such shares exceeds two hundred fifty thousand dollars;

(ii)	The number of shares acquired by the person who acquired the shares, and any other persons acting in concert with the person, exceeds one-half of one per cent of the outstanding shares of the corporation entitled to vote in the election of directors; and

(5) any person that transfers such shares for valuable consideration after the record date established pursuant to this Article EIGHTH as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

(d) “Voting Stock” means all securities of the Corporation entitled to vote generally in the election of directors, and, for purposes of Sections (5) and (10) of this Article EIGHTH, shall mean securities of the Corporation immediately convertible into securities entitled to vote generally in the election of the directors.

(7) Proxies. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both (a) in accordance with all applicable requirements of law and (b) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

(8) Revocability of Proxies. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

(9) Amendments. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, the Articles of Incorporation or the Regulations of the Corporation, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock, voting as a single class, shall be required to alter, amend or repeal this Article EIGHTH or adopt any provisions in these Articles of Incorporation or the Regulations of the Corporation which are inconsistent with the provisions of this Article EIGHTH.

(10) Legend on Share Certificates. Each certificate representing Voting Stock of the Corporation shall contain the following legend:

“Transfer of the securities represented by this Certificate is subject to the provisions of Article EIGHTH of the Corporation’s Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article EIGHTH as the same may be in effect from time to time and covenants with the Corporation and each holder thereof from time to time to comply with the provisions of said Article EIGHTH as the same may be in effect from time to time.”

NINTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said Section, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article EIGHTH of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, remains an Article of these Articles of Incorporation and remains substantially in full force and effect, disregarding any renumbering of such Article EIGHTH resulting from any amendment of these Articles of Incorporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation which may be contained in these articles of incorporation of a corporation organized under the laws of the State of Ohio, in the manner now or hereafter prescribed by statute or these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.